Exhibit 99.1

Contact:	Michael J. Hanretta
302-774-4005
michael.j.hanretta@usa.dupont.com

Lee M. Thomas Elected to DuPont Board of Directors
Former U.S. EPA Administrator Brings Strong Public and Private Sectors Experience

WILMINGTON, Del., Nov. 22, 2011 - DuPont today announced that Lee M. Thomas, former administrator of the U.S. Environmental Protection Agency under President Ronald W. Reagan and current chairman and CEO of Rayonier, was elected to its board of directors. Mr. Thomas' election is effective Dec. 1.
"Lee's impressive public and private sectors experience complement DuPont's market-driven science approach. I am confident Lee will help us advance our ongoing efforts to respond to the food, energy and protection challenges of a growing global population," said DuPont Chair and CEO Ellen Kullman.
Mr. Thomas has served as chairman and CEO of Rayonier, a leading international forest product company, since 2007. Previously, he was president and chief operating officer of Georgia-Pacific Corp. from 2002 until his retirement in 2005. Prior to joining Georgia-Pacific in 1993, he was chairman of Law Companies Environmental Group from 1989 to 1993. Mr. Thomas served as administrator of the U.S. Environmental Protection Agency from 1985 to 1989.
Mr. Thomas serves on the boards of Airgas Inc., the Regal Entertainment Group and the World Resources Institute. He formerly served on the Federal Reserve Board of Atlanta.
He is a graduate of the University of the South and the University of South Carolina Graduate School of Education.
DuPont (NYSE: DD) has been bringing world-class science and engineering to the global marketplace in the form of innovative products, materials, and services since 1802. The company believes that by collaborating with customers, governments, NGOs, and thought leaders we can help find solutions to such global challenges as providing enough healthy food for people everywhere, decreasing dependence on fossil fuels, and protecting life and the environment. For additional information about DuPont and its commitment to inclusive innovation, please visit http://www.dupont.com.
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11/22/11